UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Transcript of

Annual Meeting Page Welcome Video by

Muhtar Kent, Chairman and Chief Executive Officer of

The Coca-Cola Company

Hello and welcome to The Coca-Cola Company’s 2014 Annual Meeting page.

This year’s annual meeting will be held on Wednesday, April the 23rd in our hometown of Atlanta.

And as a shareowner of The Coca-Cola Company, your voice is absolutely critical to our future. And this page is designed to give you a convenient, accessible and informative channel to engage with your company.

Here, you’re able to view proxy materials, vote on-line and submit questions in advance for the Annual Meeting, which I encourage you to do. You can also learn more about The Coca-Cola Company... and view a live webcast of our meeting on this page on April the 23rd.

This year, shareowners like you can submit advance questions in writing or on video... which I think will further enhance your ability to make your voice heard at this important gathering.

Before this year’s meeting, I’d encourage you to sign and return your proxy card or voting instruction form...use phone or Internet voting...or click on this page’s voting link to vote your shares. As always, your proxy statement contains details on all the items on which we’re asking you to vote.

I certainly hope you’ll join our Board of Directors, our senior leadership team and myself in Atlanta for this year’s annual meeting on April the 23rd. And if you’re unable to attend, we invite you to watch the live webcast and, if you have one, submit a question, please, in advance.

As always, thank you for your interest, your trust and your investment in The Coca-Cola Company!